Exhibit 2.1

STOCK PURCHASE AND SALE

AGREEMENT

BY AND AMONG

HYALURON, INC.,

SHAWN KINNEY and WILLIAM A. CRIDER, JR. (as Sellers),

AND

ALBANY MOLECULAR RESEARCH, INC. (as Buyer)

June 14, 2010

TABLE OF CONTENTS

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of June, 2010, by and among Hyaluron, Inc., a Massachusetts corporation (the “Company”), Shawn Kinney and William A. Crider, Jr. (sometimes collectively referred to herein as the “Sellers,” and each, individually, as a “Seller”) and Albany Molecular Research, Inc. (the “Buyer”).

RECITALS

A.           The Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Stock”); and

B.           Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, the shares of Stock shown opposite of his respective name on Exhibit A hereto;

NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is agreed as follows:

Article I -

DEFINITIONS; PURCHASE AND SALE

Section 1.1.          Definitions.  The following terms when used in this Agreement have the meanings set forth below:

(a)             “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of this Agreement.

(b)             “AMRI” means Albany Molecular Research, Inc., a Delaware corporation.

(c)             “Business Day” means any day on which banking institutions in New York, New York are open for the purpose of transacting business.

(d)             “Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

(e)             “Claim” has the meaning set forth in Section 8.3(c).

(f)             “Claim Certificate” has the meaning set forth in Section 8.3(c).

(g)             “Closing” has the meaning set forth in Section 1.5.

(h)             “Closing Certificate” means the certificates delivered by the president of the Company pursuant to Section 1.3(c).

(i)              “Closing Date” has the meaning set forth in Section 1.5.

(j)             “Code” means the Internal Revenue Code of 1986, as amended.

(k)             “Company Services” means the custom manufacturing of products for third party commercial customers in accordance with such customer’s specifications, and any other related activity that the Company provides or performs, as applicable for such customer.

(l)             “Confidential Information” has the meaning set forth in Section 5.1(b).

(m)             “Confidentiality Agreement” means the Confidentiality Agreement, dated September 14, 2009, by and between the Company and AMRI.

(n)             “Contracts” has the meaning set forth in Section 3.10.

(o)             “Copyrights” has the meaning specified in the definition of “Intellectual Property.”

(p)             “Customers” has the meaning set forth in Section 3.26(a).

(q)             “Distributors” has the meaning set forth in Section 3.26(a).

(r)             “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), whether or not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, employment agreements, retention agreements, change in control agreements, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other Employee Program, agreements, and arrangements (including any informal arrangements) not described in (A) above; and (C) all plans or arrangements providing compensation to directors.  In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(s)             “Enforceability Exceptions” means (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(t)             “Environment” means soil, sediment, surface waters, wetlands, groundwaters, drinking water supplies, land, surface or subsurface strata, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life), and any other environmental medium or natural resource.

(u)             “Environmental Laws” mean all Laws relating to pollution, the protection of the Environment, or any other environmental matters (including, without limitation, any Laws relating to the use, storage, emission, discharge, handling, release or disposal of any Hazardous Substance).

(v)             “Environmental Permits” has the meaning set forth in Section 3.15(b).

(w)             “Environmental Reports” mean any report, study, assessment, audit or other similar document or material that addresses any issue of actual or potential non-compliance with, actual or potential liability under or cost arising out of, or actual or potential business impact in connection with any Environmental Law, concerning the Company, or any property currently or formerly owned, leased, operated or otherwise used by the Company.

(x)             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y)             “ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

(z)             “Escrow Agent” means Wells Fargo, N.A.

(aa)           “Escrow Agreement” has the meaning set forth in Section 1.3(b).

(bb)          “Escrow Amount” has the meaning set forth in Section 1.3(b).

(cc)           “FDA” has the meaning set forth in Section 3.20(a).

(dd)          “FDCA” has the meaning set forth in Section 3.20(b).

(ee)           “Financial Statements” has the meaning set forth in Section 3.6(a).

(ff)            “GAAP” means generally accepted accounting principles of the United States consistently applied.

(gg)          “Governmental Authority” shall mean any federal, state, commonwealth, municipal, county or other governmental department, commission, body, organization, authority or agency, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation or jurisdiction.

(hh)          “Hazardous Substances” mean any substance or material regulated under any Environmental Law, including (i) petroleum, asbestos or polychlorinated biphenyls, and (ii) any waste, gas or other substance or material that is hazardous, toxic, radioactive, explosive, or infectious, and any derivative or by-product thereof.

(ii)             “Health Care Law” has the meaning set forth in Section 3.20(f).

(jj)             “IRS” means the United States Internal Revenue Service.

(kk)             “Indebtedness” means without duplication, all obligations, contingent or otherwise, of the Company (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business); (iv) all liabilities under capitalized leases, conditional sale or other title retention agreements (whether characterized as current liabilities or long-term liabilities); (v) for reimbursement obligations, whether contingent or matured, with respect to letters of credit (whether drawn or undrawn), bankers’ acceptances, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts; (vi) in the nature of guarantees of the types of obligations described in (i)-(v) above; (vii) for all accrued and unpaid interest on or any fees, premiums, penalties or other amounts due with respect to any of the obligations described in (i)-(vi) above; and (viii) all liabilities for reserves for any of the foregoing.

(ll)             “Indebtedness Amount” means aggregate amount of Indebtedness of the Company, as mutually agreed by the Buyer and Sellers’ Representative prior to Closing in accordance with the terms of Section 1.6 hereof.

(mm)         “Indemnified Party” means any party making a claim for indemnification pursuant to Article VIII.

(nn)          “Indemnifying Party” means any party against whom a claim for indemnification is being made pursuant to Article VIII.

(oo)          “Intellectual Property” means any and all of the following: (i) patents, patent applications of any kind, patent rights, inventions and invention disclosures (collectively (“Patents”); (ii) rights in registered and unregistered trademarks, logos, service marks and trade names, and registrations and pending registration applications for any of the foregoing (collectively, “Marks”); (iii) registered and unregistered copyrights in both published and unpublished works of authorship, including without limitation all compilations, databases and computer programs, manuals and other documentation and all registrations and applications for registration of any of the foregoing, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (iv) internet domain names and related registrations; (v) rights in trade secrets, know how and proprietary information, algorithms, data, designs, processes, schematics, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (collectively, “Trade Secrets”); and (vi) any and all goodwill and other intellectual property rights and/or proprietary rights relating to any of the foregoing.

(pp)          “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of any Seller, any director, Paul Souza, Chris Paolillo, Andrea Wagner, Chris Phillips, Albert La France, Eric Peterson and Suhe Chen, (ii) in the case of any Seller, the actual knowledge of such Seller, and (iii) in the case of the Buyer, the actual knowledge of Thomas D’Ambra, Mark Frost, Michael Williams and Junan Gao.

(qq)          “Laws” mean any common law or any code, law, ordinance, regulation, order (administrative or other), treaty, decree, rule, statute, judgment or reporting or licensing requirements, applicable to a Person or its assets, properties, liabilities or business promulgated, interpreted or enforced by any Governmental Authority.

(rr)            “Liens” shall mean any and all liens, encumbrances, mortgages, charges, claims, pledges, security interests, voting agreements or trusts, transfer restrictions or other restrictions of any nature.

(ss)           “Loss” and “Losses” have the meaning set forth in Section 8.3(b).

(tt)            “Marks” has the meaning specified in the definition of “Intellectual Property.”

(uu)          “Material Adverse Effect” shall mean a material adverse effect on, or material adverse change in, the business, assets, liabilities, condition (financial or other) and results of operations of the Company, taken as a whole.  Material Adverse Effect shall not include an effect or impact to the extent it results from (A) changes in Laws of general applicability or of specific applicability to companies in the same industry as the Company, (B) changes in GAAP, (C) actions and omissions of the Company taken with the prior consent of Buyer in contemplation of the transactions contemplated hereby, (D) conditions generally affecting any industry in which the Company participates or from generally prevailing conditions in United States or global financial markets or economies, (E) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (F) any outbreak or escalation of hostilities or war or any act of terrorism, or (G) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; provided, that with regard to the foregoing subsections (A), (B), (D) and (F), any such effect, impact, change, fact, event or occurrence shall, either alone or in combination, be deemed to constitute, and shall be taken into account (including the effects of any of the foregoing) in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company if such effect, impact, change, fact, event or occurrence has a disproportionate effect on the Company, taken as a whole relative to similarly situated companies.

(vv)          “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

(ww)         “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or ownership interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or ownership interest of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or ownership interest of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

(xx)            “Partners” has the meaning set forth in Section 3.26(a).

(yy)          “Patents” has the meaning specified in the definition of “Intellectual Property.”

(zz)            “Permitted Liens” shall mean (i) statutory Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations which are not individually, or in the aggregate, material, and (iii) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business.

(aaa)         “Person” means a natural person, a partnership, a corporation, a company (limited liability or otherwise), an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, or any department, agency or subdivision thereof.

(bbb)        “Purchase Price” has the meaning set forth in Section 1.3(a).

(ccc)         “Released Causes of Action” has the meaning set forth in Section 5.5(a).

(ddd)        “Released Parties” has the meaning set forth in Section 5.5(a).

(eee)         “Releasing Parties” has the meaning set forth in Section 5.5(a).

(fff)           “Securities Act” means the Securities Act of 1933, as amended.

(ggg)        “Seller’s Fraction” means the percentage for each Seller as set forth on Exhibit A.

(hhh)         “Stock” has the meaning set forth in the Recitals.

(iii)             “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or of other Persons performing similar functions, or to receive more than 50% of the profits or losses, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

(jjj)             “Suppliers” has the meaning set forth in Section 3.26(b).

(kkk)          “Taxes” means any and all federal, state and local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including without limitation those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, estimated, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(lll)             “Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of, and any schedules or attachments to, any of the foregoing.

(mmm)       “Third Party Claim” has the meaning set forth in Section 8.4(a).

(nnn)         “Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

(ooo)         “Transaction Document” means this Agreement and each agreement, document, schedule, certificate or other instrument executed or delivered in connection with this Agreement.

Section 1.2.        Stock Purchase and Sale.  Subject to the terms and conditions set forth herein, and in reliance on the representations and warranties of and covenants and agreements made by the Sellers and the Company in this Agreement, at the Closing Buyer hereby agrees to purchase and acquire from the Sellers, and each Seller hereby agrees to sell, assign, transfer and deliver to the Buyer free and clear of all Liens, the shares of Stock set forth opposite such Seller’s name on Exhibit A hereto under “Seller Shares of Stock” for an aggregate cash purchase price equal to the Purchase Price.

Section 1.3.         Purchase Price; Payment of Escrow Amount, Calculation of Indebtedness

(a)             Purchase Price.  The Buyer will pay the Sellers a total purchase price of Twenty Three Million Seven Hundred Fifty Thousand dollars ($23,750,000) for the Stock (the “Purchase Price”).

(b)             Payment.  The Purchase Price will be allocated among the Sellers pro rata in accordance with each Seller’s Fraction.  At the Closing the Buyer shall pay the Purchase Price by wire transfer to the Sellers, pro rata in accordance with each Seller’s Fraction.  Simultaneous with the receipt by the Sellers of the Purchase Price, the Sellers will cause $2,000,000 (the “Escrow Amount”) to be paid to the Escrow Agent (and allocated pro rata to the Sellers in accordance with each Seller’s Fraction) to be held in escrow in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”) until June 14, 2011 (such date, the “Termination Date”).  The Escrow Amount shall serve as the primary source of payment of the Sellers’ respective obligations under this Agreement and shall be held, invested and distributed in accordance with the terms of the Escrow Agreement.

(c)             Closing Certificate.  Within three (3) Business Days prior to the Closing Date, the president of the Company shall deliver to the Buyer the Closing Certificate in the form annexed hereto as Exhibit C (the “Closing Certificate”), which shall set forth all Indebtedness and the reasonable, good faith estimate of the Indebtedness Amount, in each case as mutually agreed to by the Buyer and the Sellers prior to Closing.

Section 1.4.         Delivery of Stock.  At the Closing, each Seller will deliver to the Buyer the original certificates executed for transfer to Buyer (or stock powers executed in blank) representing the Stock being sold to Buyer by such Seller.

Section 1.5.         Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. Eastern Time on the date first written above at the offices of Goodwin Procter LLP, Boston, MA simultaneous with the execution and delivery of this Agreement and the other documents referenced in Article VI below, or such other date, time and place as the Buyer and the Sellers shall agree in writing (the day on which the Closing actually takes place, the “Closing Date”).

Section 1.6.         Payment of Debt.  Simultaneously with and as a condition to the Closing, the Buyer shall pay the full principal amount of, and all accrued and unpaid interest on, the Company’s Indebtedness set forth on Schedule 1.6, such Indebtedness not to exceed $3,150,000 in the aggregate, in accordance with any payoff letters provided by such lenders and obtain any releases of any guarantees of the Sellers.

Section 1.7.         Tax Treatment.  For federal income tax purposes, any payment to the Sellers of the Escrow Amount will be treated as a payment of the deferred purchase price, eligible to be taxed to the Sellers under the installment sale provisions of Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate, and may be subject to imputation of interest under Section 483 or Section 1274 of the Code.  Any interest and income arising from the Escrow Amount will be paid to and included in the gross income of the Sellers.  None of the Buyer, the Company or the Sellers shall take a position in any Tax Return or examination or other administrative or judicial proceeding (including any ruling request) relating to any Tax that is inconsistent with such treatment.

Section 1.8.         Payment of Employee Bonuses.  Prior to the Closing, the Company authorized the payment of cash bonuses to certain employees of the Company in the aggregate amount of $1,151,933.06 (the “Company Bonuses”), a copy of which schedule has been provided to the Buyer by the Company.  The Sellers and the Company agree that Sellers will fund into the Company’s payroll account at the time of Closing $1,204,154.75, which amount is equivalent to the amount of the Company Bonuses and any employer side payroll Taxes payable by the Company on account of such Company Bonuses (such amount in excess of the Company Bonuses, the “Bonus Tax Amount”).  The Sellers agree to cause the Company to pay the Company Bonuses (as reduced by any Taxes required to be withheld from such Company Bonuses) at the time of Closing.  The parties agree that the Company Bonuses will be treated for tax purposes as having been paid by the Company during the period in which the Company was taxed as an S corporation.

Article II -

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to the Buyer as follows:

Section 2.1.         Seller’s Ownership of Stock.  Such Seller is the owner, beneficially and of record of, and has good and valid title to and unrestricted power to vote and sell, all of the shares of Stock set forth opposite his name on Exhibit A hereto free and clear of any Lien.  At Closing such Seller will transfer good and valid title to such shares of Stock to Buyer free and clear of any Lien.

Section 2.2.         Authority of Seller.  Such Seller has the full right, capacity and power to enter into this Agreement and all Transaction Documents executed and delivered by such Seller pursuant hereto and to consummate the transactions contemplated herein and therein.  This Agreement and all Transaction Documents executed and delivered by such Seller pursuant hereto have been duly executed and delivered by such Seller and constitute valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3.          No Violation.  The execution and delivery of this Agreement and all Transaction Documents executed and delivered by such Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which such Seller is a party or by which such Seller’s assets are bound; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to such Seller; or (iii) require from such Seller any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

Section 2.4.          Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or third party is required to be made or obtained by such Seller in connection with such Seller’s execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 2.5.          Litigation.  There are no actions, suits, proceedings or orders pending or, to any Seller’s knowledge, threatened against or affecting such Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Seller’s performance under this Agreement and the Transaction Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby and to such Seller’s knowledge, there is no basis known for any of the foregoing.

Section 2.6.          Brokers’, Finders’ Fees, etc.  Such Seller has not employed any broker, finder, investment banker or financial advisor (i) as to whom any such Seller may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby, and (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated hereby.

Article III -

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedules, the Company hereby represents and warrants to the Buyer the following.  The Disclosure Schedules shall be arranged in schedules corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any schedule of the Disclosure Schedules shall qualify other sections and subsections in this Article III to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Section 3.1.         Corporate Organization; Authorization.

(a)             The Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its property and assets.  The Company is duly qualified or licensed to do business as a foreign company in good standing in each state and territory of the United States and in each foreign jurisdiction (i) listed in Schedule 3.1(a), and (ii) in which the conduct of its business or the ownership or leasing of its property require such qualification, other than jurisdictions in which the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(b)             The Company has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.  The Board of Directors and stockholders of the Company have taken all action required to authorize the execution and delivery of this Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto.  This Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.2.          No Violation.  The execution and delivery of this Agreement and all Transaction Documents executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any material contract or obligation to which the Company is a party or by which its assets are bound, or any provision of the certificate of incorporation or bylaws, or cause the creation of any Lien upon any of the assets of the Company; (ii) materially violate, conflict with or result in a violation of, or constitute a material default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to the Company; or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

Section 3.3.         Consents and Approvals of Governmental Authorities.  Except as set forth on Schedule 3.3, the Company is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby or thereby.  Except as set forth on Schedule 3.3, no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party or the transactions contemplated hereby or thereby.

Section 3.4.         Capitalization.  Schedule 3.4 sets forth the authorized, issued and outstanding shares of capital stock of the Company, as well as the name of the holders of record (and beneficially) of such shares and the number of shares of capital stock of the Company owned of record (and beneficially) by each such holder.  All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and were offered, issued, sold and delivered in compliance with applicable federal and state securities laws without giving rise to preemptive rights of any kind.  Except as set forth on Schedule 3.4, there are no other issued and outstanding shares of capital stock of the Company, or securities or other rights convertible into or exchangeable or exercisable for shares of capital stock of the Company, outstanding, and there are no outstanding subscriptions, options, warrants, rights, contracts, agreements, commitments, understandings or arrangements of any kind by which the Company is bound to issue, sell, repurchase, redeem or otherwise acquire or retire any additional shares of capital stock or other securities of the Company.  None of the options, warrants, subscriptions, commitments, agreements, arrangements or rights disclosed in Schedule 3.4 is subject to accelerated vesting by reason of the transactions contemplated hereby or any subsequent sale (or change in control) of the Company.  Except as disclosed on Schedule 3.4, the Company has not redeemed any shares of its capital stock in the past three (3) years.  There are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s capital stock or any interests therein; (ii) no rights to have the Company’s capital stock registered for sale to the public in connection with the laws of any jurisdiction and (iii) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s capital stock.

Section 3.5.         Subsidiaries and Affiliates.  Except as set forth on Schedule 3.4 or Schedule 3.5, the Company does not own any capital stock or other equity securities of any other corporation or has any other type of interest (whether ownership or other) in any other corporation, partnership, limited liability company, joint venture or other business organization or entity.  Except as set forth on Schedule 3.5, the interests of the Company in any Person as set forth on Schedule 3.4 or Schedule 3.5 are owned by the Company free and clear of all Liens with respect to the ownership thereof.  The Company is not subject to any obligation or requirement to make any investment (in the form of a loan or capital contribution) in any Person, except as set forth on Schedule 3.5.

Section 3.6.         Financial Statements.

(a)             The Company has previously delivered to the Buyer and attached hereto in Schedule 3.6(a) an accurate and complete copy of the audited balance sheet of the Company at December 31, 2009, December 31, 2008 and December 31, 2007 (collectively, the “Company Audited Balance Sheets”) and the related audited statements of operations, changes in stockholders’ equity and cash flows for the periods and years then ended, together with a report thereon by the independent certified public accountants of the Company (together with the Company Audited Balance Sheets, the “Company Financial Statements”).  The Company Financial Statements present fairly, in all material respects, the financial position of the Company at the date thereof, and the results of operations, changes in stockholders’ equity and cash flows of the Company for the period indicated, were prepared in conformity with GAAP and are consistent with the books and records of the Company.  The audited and unaudited financial statements referred to in this Section 3.6(a) and in Section 3.6(b) are sometimes referred to as the “Financial Statements.”

(b)             Set forth on Schedule 3.6(b) is a true and correct copy of: (i) the unaudited balance sheet of the Company at April 30, 2010 (the “Company Interim Balance Sheet”) and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for the four (4) months then ended (together with the Company Interim Balance Sheet, the “Company Interim Financial Statements”).  The Company Interim Financial Statements present fairly, in all material respects, the financial position of the Company, at the date thereof, and the results of operations, changes in stockholders’ equity and cash flows for the period indicated, were prepared in conformity with GAAP (without footnotes) and are consistent with the books and records of the Company, subject to normal or recurring year-end adjustments.

Section 3.7.          Absence of Certain Changes.  Except as set forth on Schedule 3.7, since December 31, 2009 and through the date hereof, the Company has conducted its business only in ordinary course and there has not been:

(a)             to the Company’s Knowledge, any event or condition, or series of events or conditions, whether or not arising in the ordinary course of business, which has had or could reasonably be expected to have a Material Adverse Effect;

(b)             except for increases in the ordinary course of business and in accordance with past practice, any general increase in the compensation of officers or employees of the Company (including any such increase pursuant to any Benefit Plan) or any increase in the compensation payable or to become payable to any officer or employee of the Company;

(c)             any change in accounting or Tax reporting, policies, practices or methods; any change in any income Tax election; settlement or compromise of any material Tax claim or liability; any binding agreement with a Governmental Authority relating to Taxes; or the filing of any material amended Tax Return of the Company;

(d)             (i) any purchase, sale, transfer or other disposition (or agreement to purchase, sell, transfer or dispose) of any fixed assets of the Company and occurring in the ordinary course in excess of $50,000, (ii) any damage, destruction or loss with respect to the property and assets of the Company, whether or not covered by insurance, having a replacement value in excess of $50,000, or (iii) any sale, assignment, transfer or other disposition of any of the Company’s patents, trademarks, trade names, copyrights, licenses or other intangible assets;

(e)             any loans, advances or capital contributions, investments or obligations incurred by the Company to or in any Person, or payment of any fees or expenses to a Seller or any Affiliate of any Seller other than the advancement of travel and similar expenses in the ordinary course of business;

(f)              any declaration, setting aside, making or paying of any dividend or other distribution or payment in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock or other securities of, or other ownership interest in, the Company;

(g)             any mortgage, lien or other encumbrance placed on any of the properties of the Company, other than any Permitted Lien;

(h)             any labor trouble or claim of unfair labor practices involving the Company;

(i)              any resignation, termination or removal of any officer or employee of the Company or material loss of personnel of the Company or material change in the terms and conditions of the employment of the Company’s officers or key personnel;

(j)              any payment or discharge of a material Lien or liability of the Company which was not shown on the Audited Balance Sheet of the Company or incurred in the ordinary course of business by the Company thereafter;

(k)             any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others, other than the endorsement of checks and entering into indemnification obligations with respect to Company Services in the ordinary course of business (which are generally described in Schedule 3.7(k)), or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company, including any write-off or compromise of any accounts receivable, other than in the ordinary course of business consistent with past practice;

(l)              any amendment (other than in the ordinary course of business) or termination of any material Contract to which the Company is a party;

(m)            any other material transaction entered into by the Company other than (i) transactions entered into in the ordinary course of business consistent with past practice, and (ii) the Letter of Intent by and between the Buyer and the Company dated May 5, 2010, and all related transactions; and this Agreement

(n)             any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (m) above.

Section 3.8.         Title to Properties; Encumbrances.

(a)              Schedule 3.8(a) hereto lists all real properties and interests therein owned or leased by the Company as of the date hereof.

(b)             Except as set forth in Schedule 3.8(b), the Company has good, valid and marketable title to each of its owned real properties listed in Schedule 3.8(a), has good, valid and marketable leasehold title to each of its leased real properties listed in Schedule 3.8(a) and has good, valid and marketable title to all tangible personal property shown as owned by the Company on its books and records, free and clear of all Liens, except for Permitted Liens.

(c)             With respect to each parcel of real property owned by the Company, (i) there are no leases, subleases, licenses, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; (ii) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against such parcel before any Governmental Authority; (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof; and (iv) there are no parties (other than the Company) in possession of any such parcel of real property; and

(d)             With respect to real property leased or subleased by the Company, (i) each lease or sublease is in full force and effect as of the date hereof and affords the Company peaceful and undisturbed possession of the subject matter to the lease or sublease; and (ii) the Company is not and, to the Knowledge of the Company, no other party to such leases or subleases is in breach or default or has repudiated any material provision thereof.

Section 3.9.         Intellectual Property

(a)              Schedule 3.9(a) contains a complete and accurate list of all (i) issued patents, patent applications and other material Patents owned, used or held for use by the Company in the operation of its business, (ii) registered and material unregistered Marks owned, used or held for use by the Company in the operation of its business, (iii) registered and material unregistered Copyrights owned, used or held for use by the Company in the operation of its business (other than commercial off the shelf software), (iv) licenses, sublicenses or other similar agreements under which the Company is granted rights by a third party in such third party’s Intellectual Property (“Licenses In”) (other than commercial off the shelf software which is made available for a total cost of less than $25,000), and (v) licenses, sublicenses or other similar agreements under which the Company has granted rights to a third party in Intellectual Property (“Licenses Out”) (other than customer agreements entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to the Buyer).   In the case of any license, sublicense or other similar agreement disclosed pursuant to the foregoing clauses (iv) or (v), Schedule 3.9(a) also sets forth whether each such license, sublicense or other similar agreement is exclusive or non-exclusive.

(b)             All Patents, Marks and Copyrights owned by or exclusively licensed to the Company that have been issued by, or registered or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment.  To the Knowledge of the Company, such Patents, Marks and Copyrights are valid and enforceable.

(c)             Except as set forth on Schedule 3.9(c), the Company exclusively owns or has adequate rights to use pursuant to license, sublicense, agreement or permission, without payment to any other Person, all Intellectual Property used in the operation of the business of the Company, as presently conducted, except where the failure to have such rights would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)             Except as set forth on Schedule 3.9(d), (i) neither the operation of the business, nor any activity by the Company, is infringing upon or misappropriating any (A) Intellectual Property of any Person, other than the rights of any Person under any Patent, and (B) to the Knowledge of the Company, the rights of any Person under any Patent, (ii) except as set forth on Schedule 3.11(a), as of the date of this Agreement, there are no pending, nor has the Company received from any Person in the past twelve months any written notice of any, charges, complaints, claims or other written assertions against the Company or any of their employees of any infringement or misappropriation of any Intellectual Property of any Person.

(e)             To the Knowledge of the Company, there is no, nor has there been any, infringement or misappropriation by any Person of any of the Intellectual Property owned by or exclusively licensed to the Company or the Company’s rights therein or thereto.

(f)              Except as set forth on Schedule 3.9(f) and except for Licenses In and except for commercial off the shelf software, the Company does not have any obligation to compensate any Person for the use of any Intellectual Property. Other than pursuant to customer agreements entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to the Buyer, the Company has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property.

(g)             All former and current employees, consultants and contractors of the Company who have contributed to the development, improvement or discovery of any Intellectual Property purported to be owned by the Company, or the subject matter of such Intellectual Property, have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of the Company and (B) Intellectual Property relating thereto.

(h)             The Company has taken all commercially reasonable measures to protect the secrecy, confidentiality and value of all material Trade Secrets included in the Company Intellectual Property, including, without limitation, requiring each employee and consultant of the Company and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement.

(i)              To the Knowledge of the Company, the Company Services, as applicable, do not contain any “viruses,” “worms,” “time bombs,” “key-locks,” or any other devices intentionally created that could disrupt or interfere with the operation of the equipment, or the integrity of the data, information or signals the Company Services, as applicable, produce in a manner adverse to the Company or any customer of the Company.

(j)              To the Knowledge of the Company, the Company has complied, in all material respects, with all applicable Laws and its publicly available privacy policy (if any) relating to the collection, storage, use and onward transfer of any and all personally identifiable information collected by the Company or by third parties having authorized access to the Company’s databases or other records.

Section 3.10.       Material Contracts.  Schedule 3.10 lists all agreements, contracts and commitments (or groups of related agreements, contracts and commitments with the same party) (“Contracts”), to which the Company is a party (i) which involves consideration to be paid or received from and after the date hereof in excess of $50,000; (ii) with any Seller or Affiliate thereof or any officer, employee or director of the Company; (iii) which constitute or evidence Indebtedness; (iv) which constitute a guaranty; (v) that is a collective bargaining agreement or other agreement with any labor union, employment agreement or severance agreement; (vi) that is a partnership, joint venture, limited liability company or other similar agreement; (vii) entered into within the past three (3) years that relates to the acquisition or sale of any business or Person or substantially all of the assets of any business or Person (whether by merger, sale of stock, sale of assets or otherwise); (viii) that evidences a license, distribution, development, purchase, sale or service arrangement with respect to any Intellectual Property (other than licenses for non-customized, off-the-shelf software products which was purchased for a total cost of less than $25,000); (ix) that is a material agency, sales representative, marketing or other similar Contract, including any royalty arrangement; (x) that limits the freedom of the Company or any Affiliate thereof to compete in any line of business or with any Person or in any area; (xi) that is a lease, rental agreement, installment or conditional sale agreement or other Contract or arrangement affecting the ownership, leasing of, title to or any leasehold interest in, any real or material personal property; (xii) that is not cancelable by the Company without penalty on not less than ninety (90) days notice; (xiii) that is a Benefit Plan; (xiv) that involves any Governmental Authority; (xv) relating to any redemption or repurchase of or otherwise affecting or relating to any capital stock or other securities of the Company; or (xvi) that requires payment to any Person, or has acceleration provisions of any other term therein, that is triggered or related to the transactions contemplated by this Agreement.  Each Contract set forth on Schedule 3.10 is in full force and effect and is the legal, valid and binding obligation of the Company, and to the Knowledge of the Company, of the other parties thereto, and, to the Knowledge of the Company, each such Contract is enforceable in accordance with its respective terms subject to the Enforceability Exceptions; (ii) the Company has made available to the Buyer or its counsel true and complete copies of all Contracts set forth on Schedule 3.10; (iii) the Company has performed in all material respects all the obligations required to be performed by it in connection with the Contracts as of the date hereof and is not in material default or in receipt of any written claim of material default under any such Contract; and (iv) to the Knowledge of the Company, no such Contract has been materially breached or canceled by the other party thereto and the Company has not received any written notice of any material default thereunder, or any written notice or written threat to terminate such Contract, from the other party thereto.

Section 3.11.       Litigation; Compliance with Laws.

(a)             Except as set forth on Schedule 3.11(a), there is no litigation or governmental or administrative proceeding pending or, to the Knowledge of the Company, threatened against the Company, or, as to matters related to the Company, to the Knowledge of the Company, against any officer, director, stockholder or key employee of the Company in their respective capacities in such positions, nor, to the Knowledge of the Company, is there any investigation pending or threatened, against any of the foregoing.  There are no unsatisfied judgments or other orders against the Company to which the Company is a named party.  Schedule 3.11(a) includes a description of all litigation, claims, proceedings or, to the Company’s Knowledge, investigations involving the Company or any of its respective officers, directors, stockholders or key employees in connection with the business of the Company occurring, arising or existing during the past three (3) years.

(b)             The Company is, and has been, in (i) compliance with its articles of organization and bylaws and (ii) compliance with applicable Laws in all material respects.

(c)             The Company possesses and is in material compliance with all permits, licenses, certificates, franchises and other authorizations necessary to conduct the Company’s business as presently conducted and to use the real property currently owned or leased by the Company.

(d)             Error! Reference source not found. and Section 3.11(c) do not apply to matters which are covered by Section 3.13 (Benefit Plans; ERISA), Section 3.15 (Environmental Matters), Section 3.12 (Taxes), Section 3.20 (Regulatory Matters), Section 3.28 (Illegal Payments); and Section 3.24 (Privacy of Customer Information).

(e)             Except as set forth in Schedule 3.11(e), during the three (3) years preceding the date hereof, the Company has not conducted any internal investigation for any actual or an alleged violation of Law by the Company or any officer, director or agent of the Company acting in his capacity as an officer, director or agent of the Company.

(f)             During the past three (3) years, the Company has not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

Section 3.12.       Taxes.

(a)             All federal, state, local, and foreign Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed.  All such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid in full.  Adequate provision has been made in the Company Financial Statements and the Company Interim Financial Statements (subject to normal year end adjustments), in accordance with GAAP, for all Taxes of the Company that are not yet due and payable, other than on Taxes related to the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.12(a), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of filing a Tax Return by its extended due date).  No claim has ever been made or threatened by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  The Company is and always has been an accrual method taxpayer.  The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date, (iv) “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income tax law) of which the Company is a party executed on or prior to the Closing Date, or (v) election under Section 108(i) of the Code (or any similar provision of any state, local, or foreign law).

(b)             The Company has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or independent contractor.

(c)             No Governmental Authority has proposed (tentatively or definitely), asserted or assessed or, to the Knowledge of the Company, threatened to propose or assert or assess any deficiency, assessment or claim for Taxes with respect to the Company and, to the Knowledge of the Company, there is no basis for any such proposal, assertion or assessment.  The Company has delivered or made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since January 1, 2000.

(d)             The Company does not have, and has never had, any interest in any trust, partnership, corporation, LLC, or other business entity, other than Hyaluron LLC, a Delaware limited liability company (“Hyaluron LLC”), which is wholly owned by the Company and which the Company is in the process of dissolving.  Hyaluron LLC is and has been at all times since its formation a disregarded entity for U.S. federal and applicable state income tax purposes.  Hyaluron LLC does not have, and has never had, any assets and does not engage, and has never engaged, in any activities.

(e)             The Company (A) has not ever been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return or (B) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)              The Company is not nor has been a party to any Tax sharing agreement or arrangement.

(g)             Neither the Company nor the Sellers are foreign persons within the meaning of Code Section 1445.

(h)             There is no contract, agreement, plan or arrangement covering any employee of the Company which could give rise to the payment by the Company of any amount that would not be deductible by reason of Code Section 280G or Code Section 162(m).

(i)              Neither the Company nor any of its Subsidiaries has entered into a “reportable transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

(j)              The Company has not ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)              The Company has not ever distributed stock, or has had its own stock distributed, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)              The Company (and any predecessor) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence.  If a §338(h)(10) Election is made in accordance with Section 5.2(a) hereof, the Company will be an S corporation up to and including the Closing Date, and if no such election is made, the Company will be an S Corporation up to and including the day before the Closing Date (such applicable date is referred to herein as the “Effective Tax Closing Date”).

(m)             If a §338(h)(10) Election is made in accordance with Section 5.2(a) hereof, the Company will not be liable for any Tax under Section 1374 of the Code or any comparable built-in gains tax payable to The Commonwealth of Massachusetts (“MA Gains Tax”) in connection with the deemed sale of the Company’s assets caused by such election.  The Company has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s, or any qualified subchapter S subsidiary of the Company’s, Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 3.13.       Benefit Plans; ERISA.

(a)             Schedule 3.13(a) sets forth a list of every Employee Program that is sponsored, maintained or contributed to by the Company or an ERISA Affiliate.

(b)             Each Employee Program that has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, to the Company’s Knowledge, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date.  To the Company’s Knowledge, no event or omission has occurred that would cause any Employee Program to lose its tax qualification.  Each asset held under any Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.  No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c)             With respect to each Employee Program, there has been no (i) “prohibited transaction” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, the Code, applicable securities laws, other applicable Law, or any agreement, or (iii)  non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate or the Buyer to any material liability either directly or indirectly.  No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, threatened with respect to any Employee Program.  All payments and/or contributions required to have been made with respect to all Employee Programs, for all periods prior to the Closing Date, have been made.

(d)             Neither the Company nor any ERISA Affiliate has ever maintained an Employee Program that is or was subject to Title IV of ERISA.  Neither the Company nor any Affiliate has ever maintained a Multiemployer Plan.  None of the Employee Programs has ever provided any post-employment non-pension benefits (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

(e)             With respect to each current Employee Program, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer:  (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to any Employee Program qualified under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all material correspondence to and from any state or federal agency within the last three years with respect to such Employee Program.

(f)              To the Knowledge of the Company, there is no Employee Program or other contract between the Company or any Affiliate and any “service provider” (as such term is defined in Section 409A of the Code and the regulations and IRS guidance thereunder) that provides for the deferral of compensation that is not in compliance in all material respects with Section 409A of the Code.

(g)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Affiliates; or (ii) limit the right of the Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Employee Program or related trust.

Section 3.14.       Employees; Labor Relations.

(a)           The Company has made available to the Buyer a complete list of the name of each officer and employee of the Company, together with each such person’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person.  The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or amounts required to be reimbursed to such employees.  No labor union or any representative thereof represents, or to the Knowledge of the Company has made any attempt to organize or represent, employees of the Company.  To the Company’s Knowledge, there are no unfair labor practice charges, pending claims or actions with respect to unfair labor practice charges, pending grievance proceedings or adverse decisions of a Trial Examiner of the National Labor Relations Board against the Company.  There are no strikes or lockouts or work stoppages or slowdowns pending or, to the Knowledge of the Company, threatened against the Company.  Except as set forth on Schedule 3.14(a), no officer or key employee of the Company, to the Knowledge of the Company, has any plan or intention to terminate his or her employment.

(b)           Except as set forth on Schedule 3.14(a), (i) the Company is in compliance in all material respects with all applicable Laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (ii) the Company is not delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers; (iii) there are no, and within the last three years there have been no, formal or informal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Company is currently being audited or investigated or, to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (v) none of the Company or, to the Knowledge of the Company, any of its officers or senior managers, is, or within the last three years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986; and (vii) all employees are employed at-will and no employee is subject to any contract with the Company.

Section 3.15.       Environmental Matters.

(a)             To the Knowledge of the Company, the Company is and has been, in compliance in all material respects with all applicable Environmental Laws.

(b)             Except as set forth on Schedule 3.15, the Company possesses and is in compliance in all material respects with all material permits, licenses, approvals, registrations, certificates, franchises and other authorizations required under Environmental Laws to conduct the Company’s business (“Environmental Permits”).  Except as set forth on Schedule 3.15, to the Knowledge of the Company all Environmental Permits are in full force and effect.

(c)             Except as set forth on Schedule 3.15, the Company has not received any request for information, complaint, demand, administrative inquiry, notice of claim, notice of responsibility, notice of violation, notice of intent to bring a “citizens suit” under any Environmental Laws, or other such written notification under an Environmental Law indicating that it is or may be liable or held responsible under Environmental Laws, and there is no civil, administrative, or criminal proceeding pending or to the Knowledge of the Company threatened against the Company under any Environmental Laws.

(d)             Except as set forth on Schedule 3.15, the operations of the Company have not resulted in any material release (which is defined as an amount or concentration in excess of any amount or concentration prescribed, permitted, or required to be reported under Environmental Laws or that requires any investigation, remediation, or other response action pursuant to any Environmental Laws) of Hazardous Substances on (i) any real property now or formerly owned, operated or leased by the Company or (ii) any other property to which the Company has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, wastes.

(e)             Except as set forth on Schedule 3.15, the Company does not own or operate any underground storage tanks regulated under Environmental Laws.  Except as set forth on Schedule 3.15, to the Knowledge of the Company, no polychlorinated biphenyls (“PCBs”) or equipment containing PCBs are present at any real property now owned, operated or leased by the Company.

(f)             The Company has made available to the Buyer or its counsel true and complete copies of all Environmental Reports that are in the possession or control of the Company.

Section 3.16.       Brokers’, Finders’ Fees, etc.  The Company has not employed any broker, finder, investment banker or financial advisor (i) as to whom the Company may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby, and (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated hereby.

Section 3.17.       Affiliate Transactions.  Except as disclosed on Schedule 3.17, neither the Sellers nor any present employee, officer or director of the Company or any person related by blood or marriage to any of the foregoing or any entity in which any such person owns any outstanding equity interest in the Company, is a party to any agreement, lease, loan, contract, commitment or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.  No stockholder, director, officer or employee of the Company, or to the Knowledge of the Company any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a contract or agreement with the Company.

Section 3.18.       Insurance.  Schedule 3.18 contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the assets or properties of the Company and that have been issued to the Company. The insurance coverage provided by the policies described herein will not terminate or lapse by reason of the transactions contemplated by this Agreement or the other Transaction Documents.  Each policy listed on Schedule 3.18 is valid and binding and in full force and effect, no premiums due thereunder have not been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder.  Schedule 3.18 sets forth a complete and accurate list of all claims in excess of $25,000 made by the Company under the policies and binders described on Schedule 3.18 since January 1, 2007.  Except as set forth in the Disclosure Schedules, such insurance policies are sufficient for compliance with all legal requirements and material contracts to which the Company is a party or by which the Company is bound  Other than in connection with renewals in the ordinary course of business, since December 31, 2006, the Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

Section 3.19.       Bank Accounts.  Schedule 3.19 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

Section 3.20.       Regulatory Matters.  Except as disclosed in Schedule 3.20:

(a)           To the Knowledge of the Company, the Company has not, in the previous five (5) years, received any written notification from any U.S. Governmental Authority that regulates the Company Services that the Company is not in compliance in all material respects with all Laws promulgated, interpreted or enforced by such Governmental Authority applicable to the provision of the Company Services and the Company’s activities, including, without limitation product testing, custom manufacturing, labeling, and storage (including any Laws applicable to the Company Services administered by the United States Food and Drug Administration (“FDA”), the applicable requirements of the Public Health Service Act, the Federal Food, Drug, and Cosmetic Act (“FDCA”), and implementing FDA regulations, including, but not limited to, regulations relating to registration, listing,  labeling and manufacturing requirements, and similar Laws from other jurisdictions, all to the extent applicable to any Company Service).

(b)           The Company has not received any written communication in the previous two years from any non-U.S. Governmental Authority regarding any Company Services not being in compliance with the Laws of such Governmental Authority.  The Company is not and has not been subject to any obligation or requirement arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or any other Governmental Authority or other notice, response or commitment made to the FDA or any other Governmental Authority.

(c)           The Company has made available to Buyer for inspection at the Company’s office true, correct and complete copies of all of the following which the Company has in its possession:  (i) all written customer complaints relating to any Company Services, and all adverse event reports filed with the FDA within the last five (5) years, and all comparable adverse event reports from outside the United States, (ii) all warning letters, untitled letters, regulatory letters, notices of inspectional observations (Form FDA 483s), establishment inspection reports (EIRs) or similar notices, or other correspondence relating to any Company Service or the Company’s compliance with Laws from the FDA or any other Governmental Authority and all of the Company’s responses thereto within the last five (5) years; (iii) all correspondence, meeting notes or minutes, or related documents concerning material communications between the FDA or any other Governmental Authority and the Company within the last five (5) years; (iv) all management review reports and management/executive meeting minutes within the last five (5) years; (v) all written reports of Good Manufacturing Practices audits of the Company and their suppliers in the Company’s possession or control, including any documents related to audits or reviews conducted by a customer of the Company within the last five (5) years.

(d)           Since January 1, 2005, to the Company’s Knowledge, no product produced by the Company has been associated with or related to a recall, field notification, field correction or removal, or safety alert (whether voluntary or otherwise), and no proceedings have occurred (whether completed or pending) seeking to recall, correct or remove, issue a field notification or safety alert, re-label, suspend, detain, seize, or enjoin the production of, any product where such action is associated with or related to a product produced by the Company.  To the Company’s Knowledge, there are no facts or circumstances that are reasonably likely to cause any recall, field notification, field correction or removal, safety alert, relabeling, suspension, detention, seizure, or injunction related to any product where such action may be associated with or related to any of the Company’s Services.

(e)            The Company has not introduced or caused to be introduced into commercial distribution any products which upon their shipment by the Company were known by the Company to be adulterated or misbranded.

(f)             Neither the Company nor, to the Knowledge of the Company, any director, officer,  employee, or agent specifically authorized to act on behalf of the Company thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or, to the Knowledge of the Company, for any other Governmental Authority to take action against the Company for any similar integrity issue.  Neither the Company nor, to the Knowledge of the Company, any director, officer, or employee thereof, has engaged in any activity prohibited under U.S. federal or state or foreign criminal or civil health care laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act, and any comparable state laws), or the regulations promulgated pursuant to such laws (each, a “Health Care Law”).  There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company, any director, officer, or employee thereof, that relates to an alleged violation of any Health Care Law.  Neither the Company nor, to the Knowledge of the Company, any director, officer, or employee thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law.  There are no consent decrees (including plea agreements) or similar actions to which the Company or, to the Knowledge of the Company, any director, officer, or employee thereof, are bound or which relate to Company Services.  No claims, actions, proceedings, or, to the Knowledge of the Company, investigations that would reasonably be expected to result in disqualification, debarment, penalty or exclusion are pending, or, to the Knowledge of the Company, threatened against the Company or any of its directors, officers, or employees.

(g)             To the Knowledge of the Company, (i) there are no investigations, audits, actions, inquiries, notices, or other proceedings pending, or threatened, with respect to a violation by the Company of any Health Care Law, the Public Health Service Act, the FDCA, or any similar Law that reasonably would be expected to result in administrative, civil, or criminal liability, and (ii) there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action, inquiry, notice, or other proceeding.

(h)             To the Knowledge of the Company is in material compliance with all applicable FDA import and export requirements, including, without limitation, import-for-export requirements, export notifications or authorizations and record keeping requirements.

Section 3.21.       Sufficiency of Assets.  Except as set forth on Schedule 3.21, the assets of the Company include all assets used or held for use in the conduct of the business as currently conducted by the Company and such assets are sufficient to permit the Company to conduct such business.  All material tangible assets of the Company required for conducting the Company’s business are in good condition and repair (ordinary wear and tear excepted).

Section 3.22.       Intercompany Indebtedness.  Schedule 3.22 describes all Indebtedness owed by the Company to any other Subsidiary, Seller or other Affiliate of Seller or the Company indicating in each case the aggregate principal amount of such Indebtedness and the name of the obligor and obligee in respect of such Indebtedness.

Section 3.23.       Absence of Undisclosed Liabilities.  To the Knowledge of the Company, the Company has no material liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations (i) expressly stated in the Company Interim Balance Sheet, (ii) incurred in the ordinary course of business or (iii) as set forth in Schedule 3.23.

Section 3.24.        Privacy of Customer Information.  Except as otherwise set forth on Schedule 3.24, the Company has not (A) collected or used any personally identifiable information from any third parties, and (B) in connection with any collection or use of personally identifiable information described on Schedule 3.24, to its Knowledge, failed to comply in all material respects with all applicable Laws in all relevant jurisdictions and its respective publicly available privacy policy (if any) relating to the collection, storage, use and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to the Company’s databases or other records.

Section 3.25.        Accounts Payable; Accounts Receivable.

(a)             All accounts payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable is delinquent in its payment.  Since December 31, 2009, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.  The Company does not have any account payable to any person which is affiliated with it or any of its directors, officers, employees or stockholders.

(b)             All of the accounts receivable of the Company are valid and enforceable claims, are subject to no set-off or counterclaim (except for the Company’s right to apply payments previously received and booked as deferred revenue against such accounts receivable), and are, to the Knowledge of the Company, collectible in the normal course of business, after deducting the reserve for doubtful accounts stated in the Company Interim Balance Sheet, which reserve is in accordance with GAAP.  Since December 31, 2009, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections.  The Company does not have any accounts receivable or loans receivable from any person which is affiliated with it or any of its directors, officers, employees or stockholders.

Section 3.26.        Customers, Distributors and Partners; Suppliers.

(a)             Schedule 3.26(a) sets forth the name of each customer and distributor of the Company who accounted for more than five percent (5%) of the revenues of the Company (on a consolidated basis) for each of the two most recent fiscal years (the “Customers” and “Distributors”, respectively) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship (“Partners”). Except as set forth on Schedule 3.26(a), since December 31, 2009, no Customer, Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company or materially decreased its usage or purchase of the services or products of the Company.

(b)             Schedule 3.26(b) lists the name and address of each vendor, supplier, service provider and other similar business relation of the Company (collectively, “Suppliers”) from whom the Company purchased greater than $25,000 in goods and/or services over the course of the 12 months ending December 31, 2009 or the four (4) months ended April 30, 2010, the amounts owing to each such Person, and whether such amounts are past due.  The Company has not received any notice from any such Person to the effect that, and the Company has no Knowledge that, any Supplier will stop, materially decrease the rate of, or materially change the terms (other than in the ordinary course of business) (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement, the Transaction Documents or otherwise), nor to the Knowledge of the Company does any Supplier have any plan or intention to do any of the foregoing.

Section 3.27.        Warranties.  Schedule 3.27 sets forth a summary of the terms of the Company’s product and service warranties and guarantees on any Company Services.  There are no existing nor, to the Knowledge of the Company, threatened, claims against the Company relating to any sources or work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Service is defective or fails to meet any of the Company’s product or service warranties.  To the Knowledge of the Company, there are (a) no inherent defects or systemic or chronic problems in the performance of any Company Service and (b) no liabilities for warranty or other claims or returns with respect to any Company Service relating to any such defects or problems which would reasonably be expected to have a Material Adverse Effect.

Section 3.28.        Illegal Payments.  To the Knowledge of the Company, neither the Company nor any officer or employee of the Company have ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other persons in the past five (5) years.

Section 3.29.        Solvency.  The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

Section 3.30.        Corporate Records.  The corporate record books of the Company accurately reflect all corporate action taken by its respective stockholders and board of directors and committees in all material respects.  The copies of the corporate records of the Company, as delivered to the Buyer, are true and complete copies of the originals of such documents.

Section 3.31.        Business Relationships.  To the Knowledge of the Company, within the past five years the Company does not have a customer or supplier or other business relationship with, or is a party to any contract or agreement with, any Person that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

Section 3.32.        Disclosure.  Neither any of the directors, President, CFO or VP of Business Development of the Company has been: (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (c) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (e) has engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of SEC Regulation S-K.

Section 3.33.        No Other Reps.  Other than the representations and warranties expressly set forth in this Agreement, neither of the Sellers nor the Company has made any representations or warranties in connection with this Agreement or the transactions hereunder.

Article IV -

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 4.1.          Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

Section 4.2.           Authorization.  The Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The Buyer has taken all corporate action required to authorize the execution and delivery of this Agreement, the performance of the Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby.  No other corporate action on the part of the Buyer are necessary to authorize the execution, delivery and performance by the Buyer of this Agreement.  This Agreement is a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3.          No Violation.  Neither the execution and delivery of this Agreement by the Buyer nor the performance by the Buyer of its obligations hereunder will violate any provisions of the limited partnership agreement of the Buyer, or violate, or be in conflict with, or allow the termination of, or constitute a default under, or cause the acceleration of the maturity of, or create a lien under, any material debt or obligation pursuant to any material agreement or commitment to which the Buyer is a party or by which the Buyer is bound, or, to the Knowledge of the Buyer, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

Section 4.4.          Consents and Approvals of Governmental Authorities.  Except as set forth in Schedule 4.4, for consents, approvals or authorizations which if not received or declarations, filings or registrations which if not made, would not impede the consummation of the transactions contemplated by this Agreement by the Buyer in any material respect, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the performance by the Buyer of its obligations hereunder.

Section 4.5.          Brokers’, Finders’ Fees, etc.  Except for BroadOak Capital Partners LLC, the Buyer has not employed any broker, finder, investment banker or financial advisor as to whom the Buyer, the Company or any Seller may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby.

Section 4.6.          Litigation.  There is no action, proceeding or investigation pending or threatened against the Buyer, which, if adversely determined, would adversely affect the Buyer’s performance under this Agreement.

Section 4.7.          Investment Representations.  The Buyer is acquiring the Stock for its own account for investment purposes only and not with a view to or for sale in connection with any distribution thereof with in the meaning of the Securities Act or any applicable state securities law.  The Buyer acknowledges and agrees (i) that it has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management, to review the information made available by the Company, to visit and inspect the Company facilities, to obtain from the Company any additional information (financial or otherwise) requested by it, and to review the information set forth in this Agreement and the Disclosure Schedules, and (ii) that the Stock may not be transferred or sold unless the Stock is registered under the Securities Act and any applicable state securities laws or unless an applicable exemption from the registration requirements under such laws is available.

Article V -

ADDITIONAL AGREEMENTS

Section 5.1.          Confidentiality.

(a)             The Buyer and each other party to the Confidentiality Agreement acknowledge that the Confidentiality Agreement shall terminate immediately upon Closing.

(b)             Upon Closing, each Seller shall treat and hold as confidential any information concerning the Company, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control, provided, however, that each Seller may share certain information with its advisors in connection with the determination of their Taxes attributable to the Company and the Transactions contemplated hereby and to enforce the provisions of this Agreement.  Notwithstanding the foregoing, Confidential Information shall not include information that is generally available to the public other than as a result of a breach of this Section 5.1(b)Error! Reference source not found. or other act or omission of any Seller.  In the event that any Seller is requested or required to produce information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Person shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.1(b).  If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, that such disclosing Person shall use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

Section 5.2.          Mutual Efforts.

(a)             Section 338(h)(10) Election.

(i)           At the election of Buyer made by written notice to the Sellers not later than 190 days after the Closing Date, the Sellers and Buyer shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, a “§338(h)(10) Election”) with respect to Buyer’s purchase from the Sellers of the Stock, in which event the Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the §338(h)(10) Election on their Tax Returns to the extent required by applicable Law.

(ii)           Sellers shall deliver to the Buyer, on the Closing Date, a completed (but undated) and properly executed IRS Form 8023 and any similar forms under applicable state, local, or foreign Tax law, prepared to the reasonable satisfaction of the Buyer (collectively, the “Forms”).  In the event Buyer makes the §338(h)(10) Election, Buyer shall duly and timely file the Forms as prescribed by Treasury Regulation §1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign Tax law.

(iii)           If Buyer determines that §338(h)(10) Election will be made: (A) as soon as practicable, but no later than 190 days after the Closing Date, Buyer shall provide Sellers with IRS Form 8883 including the calculation and allocation of the Purchase Price (including the Company’s liabilities and any other relevant items) and information which describes the methodology on which the Purchase Price allocation is based, all of which will be prepared by Buyer in a manner consistent with Sections 338 and 1060 of the Code and regulations thereunder and in compliance with any other provisions of applicable Law; (B) Form 8883 shall be timely filed by each party as required by Law; (C) Buyer, the Company and each Seller shall report the allocation of the Purchase Price for Tax purposes (including the Company’s liabilities and any other relevant items and any adjustments thereto) and file its Tax Returns (including the Form 8883) in a manner consistent with such allocation; and (D) neither of the Sellers shall take, and Buyer shall cause the Company not to take, any position in any Tax Return, during any examination of any Tax Return, in any refund claim or in any administrative or judicial proceeding that is inconsistent with the §338(h)(10) Election or the asset values and allocation as determined for IRS Form 8883 purposes in accordance with this Agreement, unless otherwise required by Law.

(b)             Purchase Price Adjustment Related to Section 338(h)(10) Election.  If Buyer elects to make the §338(h)(10) Election referred to in Section 5.2(a) above, Buyer shall, as condition precedent to the filing of the §338(h)(10) Election, pay to the Sellers the “Incremental Seller Tax Amount,” pro rata in accordance with each Seller’s Fraction (as further adjusted for each Seller for the state income tax rate applicable to such Seller) on or before the date on which the Buyer files the §338(h)(10) Election.  The “Incremental Seller Tax Amount” means, the sum of (i) the additional legal and accounting fees incurred by the Sellers solely attributable to the making of the §338(h)(10) Election and the preparation of Tax Returns consistent with a §338(h)(10) Election (including, without limitation, any amount incurred by the Sellers to engage the Company’s current accountants to calculate the Incremental Seller Tax Amount) any such amounts subsequently incurred in connection with any audit of any Tax Returns and any appeals of any determinations), all as reasonably approved by Buyer and (ii) the excess, if any, of (x) the Sellers’ actual Taxes from the transactions contemplated by this Agreement (including, without limitation, the Taxes incurred by the Sellers on account of the payment to the Sellers under the first sentence of this Section 5.2(b)), and (y) the amount of Taxes the Sellers would have incurred from the transactions contemplated by this Agreement if no §338(h)(10) Election had been made. Sellers may engage the Company’s current accountants to calculate the amount of the Incremental Seller Tax Amount, which calculation may be submitted to Buyer for its review.  The Incremental Seller Tax Amount shall be calculated while taking into account the amount and character of any income and gain using the highest marginal income Tax rates applicable to individuals for the year of the sale (including for state income Tax purposes, the highest marginal income Tax rate applicable to each such Seller), assuming that the entire gain resulting from the sale will be recognized in the year that includes the Closing Date (i.e., the installment method under Code §453 shall not apply), and without taking into account any losses arising outside of the Company that otherwise may be available to a Seller; provided, however, for purposes of clarity, any gain or loss on the deemed liquidation of the Company under Code §331 shall be taken into account in calculating the Sellers' actual Tax.  If the §338(h)(10) Election is disallowed by the Internal Revenue Service or is otherwise ineffective as a result of a breach of the representation in Section 3.12(l) hereof, each Seller shall promptly return to Buyer the amount paid to such Seller under this Section 5.2(b).

(c)             Failure to Make §338(h)(10) Election.  Except as set forth in the last sentence of Section 5.2(b), in no event shall Sellers be obligated in any way to indemnify Buyer under any provisions of this Agreement for any Losses resulting from any disallowance by the Internal Revenue Service of the §338(h)(10) Election or in the event the §338(h)(10) Election is ineffective as a result of a breach of the representation in Section 3.12(l) hereof, provided that the foregoing shall not relieve the Sellers from their respective obligations under Sections 5.2 and 5.3 hereof, including, but not limited to, their obligation to cooperate with Buyer pursuant to Section 5.3(e) hereof.

Section 5.3.          Tax Matters.  The following provisions shall govern the allocation of responsibility as among the Buyer, each Seller, as applicable, and the Company, as applicable, for certain tax matters following the Closing Date.

(a)             Tax Indemnification.  Shawn Kinney, in his capacity as a Seller hereunder (“Kinney”), shall indemnify (subject to the limitations set forth in this Section 5.3(a) and in Sections 5.3(j) and 5.3(k)) the Buyer Indemnified Parties and hold them harmless from and against, any Loss,  to the extent the Buyer Indemnified Parties are not indemnified against such Loss pursuant to Section 8.2 hereof, which is attributable to, without duplication,  (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), excluding, however, any Taxes imposed on the Company or any of its Subsidiaries resulting from the making of the §338(h)(10) Election (other than any Taxes imposed under Section 1374 of the Code (or any MA Gains Tax )), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, (iii) Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, and (iv) any breach of the representations in Section 3.12 to the extent not recovered pursuant to Section 8.2 hereof.  By way of clarification, and for the avoidance of doubt, any Losses that are covered by (x) the provisions of Section 5.3(a)(i), (ii) or (iii) above and (y) also result from a breach of any of the representations in Section 3.12, shall first be indemnified under the provisions of Section 8.2, after giving effect to the Threshold (to the extent then available), before any such Losses, or any portion thereof in excess of the Threshold that is not indemnified under Section 8.2, are required to be indemnified by Kinney under this Section 5.3(a).

(b)             Payroll Tax Indemnification.  The Sellers shall indemnify Buyer, severally and not jointly, pro rata in accordance with each Seller’s Fraction, for (i) the amount of any and all employer side payroll Taxes payable by the Company as a result of the payment of the Company Bonuses, to the extent of any such employer side payroll Taxes not funded by Sellers at Closing pursuant to Section 1.8 hereof, and (ii) the amount of any withholding taxes payable by the Company as a result of the payment of the Company Bonuses; provided, however, the Sellers shall have no obligation to indemnify Buyer pursuant to this Section 5.3(b)(ii) if Buyer causes the Company to pay less than the Bonus Tax Amount (as set forth in Section 1.8 of this Agreement) or less than the withholding amounts relating to the Company Bonuses designated by the Company in its books and records as of the Closing.

(c)             Straddle Period.  In the case of any taxable period that includes (but does not end on) the Effective Tax Closing Date (a “Straddle Period”), the amount of Taxes that is allocable to the Pre-Closing Tax Period shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), be deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Effective Tax Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes that are not described in clause (i) above (such as income Taxes, Taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended at the end of the Effective Tax Closing Date; provided, that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (i) above.

(d)             Payment of Certain Company Level Taxes.  Buyer shall provide or pay, as and when due, all necessary funds for the Company to pay any state, local or foreign Taxes imposed on the Company as a result of the §338(h)(10) Election other than any MA Gains Tax, including, without limitation, any interest or penalties payable in respect thereof.

(e)             Cooperation on Tax Matters.  The Sellers shall cause the Company’s current accountants to prepare in a timely manner (and in accordance with applicable Law) the federal and state income Tax Returns for the Company for all taxable years ending on or before the Closing Date.  For purposes thereof, the Buyer shall provide the Sellers with access to the books, records and accountants of the Company.  The Sellers shall provide the Buyer with copies of such Tax Returns at least fifty (50) days prior to their respective due dates (as such due date may be extended).  The Buyer shall review such returns and provide any proposed revisions to the Sellers at least twenty-five (25) days prior to the due date of such returns and the Sellers will reflect any changes to such Tax Returns provided by the Buyer (unless (i) such change would have an adverse effect on the Sellers or (ii) Buyer's proposed changes are not in compliance with applicable Law) that relate to the Taxes imposed on the Company or any of its Subsidiaries attributable to the making of the §338(h)(10) Election (except for under Section 1374 of the Code (or any MA Gains Tax)). The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding or matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(f)             Tax Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)             Transfer Taxes.  Each party hereto will pay, and will indemnify and hold the other parties hereto harmless against, any real property transfer Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed under applicable Law on such first party as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to such Transfer Taxes.

(h)             S Corporation Status.  The Sellers and the Company shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code.  Neither the Sellers, the Buyer, nor the Company shall take or allow any action (other than the sale of the Company’s stock pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(i)             No Code Section 338(g) Election.  Neither Buyer, the Company, nor any of their Affiliates shall make an election under Code Section 338(g) with respect to the transactions contemplated by this Agreement.

(j)             Conflicts.         Notwithstanding anything herein to the contrary, but subject to the provisions of Section 5.3(k), Kinney’s liability for Losses of any Buyer Indemnified Parties under Section 5.3(a) shall be limited to Kinney’s Seller’s Fraction of the Purchase Price (the “Kinney Proceeds”) less any amounts paid by Kinney pursuant to Section 8.2.  In the event any Buyer Indemnified Party is able to seek indemnification from Kinney pursuant to this Section 5.3 without first seeking indemnification pursuant to Section 8.2, then the liability of Kinney shall be limited as follows: Kinney shall have no liability under Section 5.3 (A) for any individual Loss of $5,000 or less, and (B) until the aggregate of all Losses claimed by the Buyer Indemnified Parties pursuant to Section 5.3 and Section 8.2 exceeds the Threshold, whereupon the total amount of such Losses exceeding the Threshold shall be recoverable by the Buyer Indemnified Parties in accordance with the terms hereof.

(k)             Kinney’s Liability Cap.  In no event shall Kinney’s liability for Losses pursuant to any Section of this Agreement in the aggregate exceed the Kinney Proceeds.

Section 5.4.          Further Assurances.  After the Closing, each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and use commercially reasonable efforts to take all such other actions as may be reasonably requested by the other parties hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.

Section 5.5.          Seller Releases.

(a)             For and in consideration of the amount to be paid to each Seller under this Agreement, and the additional covenants and promises set forth in this Agreement, effective as of the Closing and subject to the payment of the Purchase Price and the Company’s Indebtedness at Closing, each Seller, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, the Buyer, and the officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, Losses and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the Closing Date against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s relationship with the Company or its rights or status as a stockholder, officer or director of the Company (collectively, “Released Causes of Action”); provided, however, that the Released Causes of Action shall not include any rights and claims of any Releasing Party arising from or in connection with (i) this Agreement or any Transaction Document, in each case to the extent arising after the Closing, (ii) if applicable, any unpaid salary, bonuses, reimbursements and employee benefits earned by, or otherwise vested in, such Seller as an employee of the Company and owed by the Company as of the Closing Date, or (iii) subject to Section 5.5(b) any matter for which a Seller is entitled to indemnification from the Company under the provisions of the Company’s Articles of Organization and By-Laws of the Company, as amended to date.  In executing this Agreement, each Seller acknowledges that it has been informed that the Company may from time to time enter into agreements for additional types of financing, including without limitation recapitalizations, mergers and initial public offerings of capital stock of the Company, and also may pursue acquisitions or enter into agreements for the sale of the Company or all or a portion of the Company’s assets, which may result in or reflect an increase in equity value or enterprise value, and that any and all claims arising from or relating to such transactions or such increases in equity value or enterprise value (without limitation) are encompassed within the scope of this release, and that the sole exceptions to the scope of this release are for claims arising after the Closing Date directly under this Agreement in accordance with its terms.

(b)             Each Seller hereby acknowledges and agrees that if, following the Closing and prior to the end of the applicable survival period set forth below, any claim is made against a Seller, which Seller would be entitled to indemnification under the provisions of the Company’s Articles of Organization or by-laws, as amended to date, and such claim is also a matter for which the Buyer is entitled to indemnification pursuant to Section 8.2 of this Agreement in respect of any Losses (a “Loss Payment”), then such Seller shall have no rights against the Company, the Buyer or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such person with respect thereto.

(c)             Each Seller hereby represents to the Released Parties that as of the Closing Date such Seller (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Released Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.  Furthermore, each Seller further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

(d)             For a period of six (6) years following the Closing Date, the Company shall not, and the Buyer shall not cause the Company to, modify, amend or replace any provision concerning the elimination of liability and/or indemnification of directors and officers of the Company under the Company’s Articles of Organization or By-Laws, as amended and in effect on the Closing Date, in any manner that would be materially less favorable to the beneficiaries thereof as compared to the rights of such beneficiaries under such organizational documents as of the date hereof.

(e)             For and in consideration of each of the Sellers entering into this Agreement, and the additional covenants and promises set forth in this Agreement, effective as of the Closing, the Company, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Company Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges each of the Sellers and Max Harrell and their respective assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Seller Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, Losses and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Company Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the Closing Date against the Seller Released Parties, or any of them (collectively, “Company Released Causes of Action”); provided, however, that the Company Released Causes of Action shall not include any rights and claims against any Seller arising from or in connection with this Agreement or any Transaction Document executed by such Seller, including, without limitation, any rights to indemnification under this Agreement.

Article VI -

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by the Buyer):

Section 6.1.          Representations and Warranties.  Each representation and warranty of each Seller and the Company set forth in this Agreement (and the Schedules) (i) that is qualified as to “materiality” (or as to “Material Adverse Effect”) will be true and correct in all respects, and (ii) that is not qualified as to “materiality” (or as to “Material Adverse Effect”) will be true and correct in all material respects, in each case as of the Closing (except for any such representations or warranties that were made as of a specific date, which representations and warranties will have been true and correct as of such date), and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the president of the Company to such effect with respect to the Company’s representations and warranties, and, only in the event the Closing Date occurs on a date following the date hereof, a certificate, dated the Closing Date, signed by each Seller to such effect with respect to the Seller’s representations and warranties.

Section 6.2.          Performance.  The Sellers and the Company shall have performed and complied, in all material respects, with all agreements, obligations and conditions required to be performed or complied with by them on or prior to the Closing; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the president of the Company to such effect with respect to the Company, and, solely in the event the Closing Date occurs on a date following the date hereof, a certificate, dated the Closing Date, signed by each Seller to such effect with respect to such Seller.

Section 6.3.          No Injunction.  There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby.

Section 6.4.          Corporate Authorization.  All corporate action necessary to authorize (i) the execution, delivery and performance by the Company of this Agreement and (ii) the consummation of the transactions contemplated hereby shall have been obtained by the Company.

Section 6.5.          Third Party Consent and Approvals.  The consents and approvals of third parties listed on Schedule 6.5 shall have been obtained and the Buyer shall have received evidence reasonably acceptable to the Buyer that such approvals, consents and filings have been made or obtained, as appropriate.

Section 6.6.          Escrow Agreement.  The Buyer shall have received from the Escrow Agent and each Seller a duly executed counterpart to the Escrow Agreement.

Section 6.7.          No Material Adverse Effect.  Since December 31, 2009, there will not have occurred, nor will any event have occurred or failed to occur that could reasonably be expected to cause or result in, any Material Adverse Effect. The Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the president of the Company stating that to his Knowledge no such event has occurred.

Section 6.8.          FIRPTA Certificate.  The Sellers shall each have furnished the Buyer with a certificate meeting the requirement of Treasury Regulations Section 1.1445-2(b)(2)(i).

Section 6.9.          Resignations.  The Buyer shall have received resignations from all directors and officers of the Company effective as of the Closing Date.

Section 6.10.        Transactions with Affiliates.  Except as set forth on Schedule 6.10 and except as contemplated by this Agreement, the Sellers and the Company shall cause all agreements and accounts between any Seller or any Affiliate of any Seller (other than the Company), on the one hand, and the Company, on the other hand, to be terminated or settled at or prior to the Closing; and the Buyer shall have received evidence reasonably acceptable to the Buyer of each such termination or settlement.

Section 6.11.        Employment Agreements.  Each individual listed on Schedule 6.11 who is offered employment with the Buyer or continued employment with the Company with Buyer’s approval will have executed an offer letter and/or employment agreement in the form provided by the Buyer, will not have taken any action or expressed any intent to terminate or modify such acceptance, and will have in place all certifications, clearances and authorizations required to perform the duties of the specified position.

Section 6.12.        Officer’s Certificate.  Buyer will have received a certificate executed by an officer of the Company certifying: (a) the names of the officers of the Company authorized to sign this Agreement and the Transaction Documents, together with the true signatures of such officers; (b) evidence that the stockholders and Board of Directors of the Company have duly authorized the transactions contemplated by this Agreement and the Transaction Documents and authorized appropriate officers of the Company to execute and deliver this Agreement and the Transaction Documents executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby; (c) the effectiveness, and setting forth a copy certified by the Secretary of the Commonwealth of the Massachusetts, of the Articles of Organization of the Company as amended to date, and (d) certificates issued by the Secretary of State of the Commonwealth of the Massachusetts stating that the Company has legal existence and is in good standing in such jurisdiction.

Section 6.13.        Form 8023.  The Buyer shall have received from Sellers an completed and properly executed Form 8023,in accordance with the terms of Section 5.2(a)(ii) of the Agreement.

Section 6.14.        Waiver of Conditions.  Notwithstanding the failure of any one or more of the foregoing conditions, the Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that the Buyer proceeds with the Closing with Knowledge that any such conditions were not satisfied or any such representations and warranties were breached, the Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against the Company and the Sellers by reason of the failure of any such conditions or the breach of any such representations.

Article VII -

CONDITIONS PRECEDENT TO THE
OBLIGATIONS OF THE SELLERS

The obligations of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by the Sellers’ Representative):

Section 7.1.          Representations and Warranties.  The representations and warranties of the Buyer contained herein shall be true and accurate in all material respects as of the Closing; and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by an officer of the Buyer to such effect.

Section 7.2.          Performance.  The Buyer shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by an officer of the Buyer to such effect.

Section 7.3.          No Injunction.  There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby.

Section 7.4.          Waiver of Conditions.  Notwithstanding the failure of any one or more of the foregoing conditions, the Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.  To the extent that the Sellers proceed with the Closing with Knowledge of the Sellers that any such conditions were not satisfied or any such representations and warranties were breached, the Sellers shall be deemed to have waived for all purposes any rights or remedies they may have against the Buyer by reason of the failure of any such conditions or the breach of any such representations.

Section 7.5.          Escrow Agreements.  The Sellers shall have received from the Escrow Agent and the Buyer a duly executed counterpart to the Escrow Agreement.

Article VIII -

INDEMNIFICATION

Section 8.1.         Indemnification of the Sellers.  After the Closing, the Buyer shall indemnify and hold harmless the Sellers and their respective directors, officers, employees, agents, Affiliates, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of, related to or incurred with respect to (i) any breach of any or all of the Buyer’s representations and warranties in this Agreement or any certificate delivered at the Closing, (ii) the breach or nonperformance of any covenant or obligation to be performed by the Buyer hereunder or under any agreement executed in connection herewith, or (iii) any cost or liability relating to Buyer’s engagement of BroadOak Capital Partners LLC.

Section 8.2.         Indemnification of the Buyer.  After the Closing, each Seller, severally and not jointly, shall indemnify and hold harmless the Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of, related to or incurred with respect to (i) any breach of any representation or warranty made by such Seller in this Agreement or in any Schedule or certificate delivered at the Closing, (ii) on a pro-rata basis in accordance with such Seller’s Fraction, with respect to any breach of any representation or warranty made by the Company in this Agreement or in any Schedule or certificate delivered at the Closing, or (iii) the breach or nonperformance of any covenant or obligation to be performed by such Seller hereunder.  From and after the Closing, the liability of the Sellers under this Agreement shall be limited as follows: (x) except in connection with fraud or any Key Rep, the Sellers shall have no liability under Sections 8.2(i) and 8.2(ii) for any individual Loss of $5,000 or less, and (B) until the aggregate of all Losses claimed by the Buyer Indemnified Parties pursuant to Sections 8.2(i) and 8.2(ii) exceeds One Hundred Thousand dollars ($100,000) (the “Threshold”), whereupon the total amount of such Losses exceeding the Threshold shall be recoverable by the Buyer Indemnified Parties in accordance with the terms hereof; and (y) except in connection with fraud, the Tax Rep, or any Key Rep, the aggregate liability of the Sellers after Closing for all Losses claimed by the Buyer Indemnified Parties pursuant to Sections 8.2(i) and 8.2(ii) shall not exceed the Escrow Amount.  From and after the Closing, in the absence of fraud, (A) the aggregate liability of each Seller under this Agreement for Losses claimed by the Buyer Indemnified Parties relating to any breach by the Company of the Tax Rep shall not exceed the sum of (x) such Seller’s portion of the then unapplied Escrow Amount plus (y) $500,000.00, and (B) the aggregate liability of each Seller under this Agreement for Losses claimed by the Buyer Indemnified Parties for Losses relating to any breach by such Seller of any Key Rep shall not exceed such Seller’s portion of the Purchase Price.

Section 8.3.         Additional Indemnity Provisions.  After the Closing, the indemnification obligations of the Buyer and the Sellers hereunder shall be subject to the following terms and conditions:

(a)             Except in connection with fraud or the breach of any covenant contained in Section 5.1(b) and except as provided in Section 5.3(a), after the Closing, the sole recourse and exclusive remedy of the Buyer and the Sellers against each other arising out of this Agreement shall be to assert a claim for indemnification under the indemnification provisions of this Article VIII and the remedies provided in Section 9.11.

(b)             The term “Loss” or “Losses” shall mean any and all liabilities, claims, obligations, judgments, liens, penalties, fines, losses, damages (other than punitive damages) and reasonable costs and expenses, including but not limited to, reasonable attorneys’ fees and accounting fees and other expert fees (and other expenses related to litigation or other proceedings) and related disbursements.  In no event shall any punitive, special, consequential or incidental damages, including loss of future revenue or income, business interruption, cost of capital or loss of business reputation, profits or opportunity or diminution in value be included in the determination as to whether any Loss has occurred or as to the amount of any Loss incurred, unless such damages are awarded to a third party and such Indemnified Party is entitled to indemnification under this Article VIII with respect to such award.

(c)             In the event that any party to this Agreement desires to make any claim for indemnification pursuant to this Article VIII, the party making such claim (a “Claim”) shall promptly deliver on or prior to the date upon which the applicable representations and warranties or covenants expire pursuant to the terms of this Agreement, a certificate signed by the party making the claim or an officer of the party making the claim (the “Claim Certificate”) to the Sellers and the Escrow Agent (if making a claim against the Escrow Amount) or the Buyer, whichever is applicable, which Claim Certificate shall (i) state the occurrence giving rise to the claim and that the Loss or liability has been incurred or is anticipated; (ii) specify the Section of this Agreement under which such claim is made; and (iii) specify in reasonable detail each individual item of Loss or other claim, including the amount of such Loss to the extent reasonably ascertainable and the date such Loss or liability was incurred or is anticipated.  The party making the claim shall state only what is required in subsections (i)—(iii) above and shall not admit or deny the validity of the facts or circumstances out of which such claim arose.

(d)             Any payments made as indemnification under Section 8.1, Section 8.2 or Section 5.3(a) shall, to the extent permitted by applicable Law, be considered adjustments to the Purchase Price.

(e)             The words “material,” “in all material respects,” “Material Adverse Effect” or words of similar import (collectively, “Materiality Qualifiers”) that qualify any representation, warranty or covenant in this Agreement shall be disregarded when calculating Losses under this Agreement (including for the purposes of determining whether the Threshold applies).  For the avoidance of doubt, Materiality Qualifiers will be taken into account in determining whether a breach of this Agreement has occurred but will not limit the amount of Losses that can be recovered by a party to this Agreement in connection with any such breach.

(f)             Notwithstanding anything in this Article VIII to the contrary, Buyer Indemnified Parties shall have no right or entitlement to indemnification for Losses incurred by such Buyer Indemnified Parties pursuant to Section 8.2, and Buyer Indemnified Parties shall be deemed to have waived and released any claims for such Losses, if Buyer had Knowledge of the particular misrepresentation or breach of warranty at or prior to the Closing.

(g)             Notwithstanding anything in this Article VIII to the contrary, Buyer Indemnified Parties shall have no right or entitlement to indemnification for Losses incurred by such Buyer Indemnified Parties pursuant to Section 8.2 for any Losses relating to any matter arising under the provisions of this Agreement to the extent that any such Buyer Indemnified Party or its successors and assigns had already recovered Losses with respect to the same matter pursuant to any other provision of this Agreement, and such Buyer Indemnified Party and its successors and assigns shall be deemed to have waived and released any claims for such Losses and shall not be entitled to assert any such claim for indemnification for such Losses.

(h)             The amount of any Loss taken into account for all purposes under this Article VIII shall be reduced by (i) any reserves, accruals or liabilities set forth, in the case of the Company, on the Financial Statements and on the books and records of the Company, and (ii) any amounts actually recovered by the Indemnified Parties under any insurance policies net of any increase in premiums related to such Loss.

(i)             The amount of any Loss for which indemnification is provided shall be determined net of the value of any actual cash Tax benefit realized from the incurrence or payment of any such Loss.

(j)             Notwithstanding anything to the contrary set forth in this Agreement, (i) the parties hereto shall take all commercially reasonable steps (to the extend then available or possible) to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to such Losses.

Section 8.4.         Defense of Third Party Claims.

(a)             After the Closing, in the case of any third party claim (a “Third Party Claim”), if within ten (10) days after receiving the Claim the Indemnifying Party gives written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party’s own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of such Indemnified Party which consent shall not be unreasonably withheld) and such Indemnifying Party shall not be required to make any payment to the Indemnified Party with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.  If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled solely by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party.  The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions.  Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if it is likely that the parties to the action or proceeding may include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction.  If no such notice of intent to dispute and defend is timely given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment), all at the expense of the Indemnifying Party.  If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

(b)             Notwithstanding anything to the contrary in this Section 8.4, should any Claim hereunder involve a situation where the Indemnified Party reasonably anticipates that part of the Claim will be borne by it and part of the Claim will be borne by the Indemnifying Party due to the existence of the limitation amounts in Section 8.2, the parties shall jointly consult as to any such Claim, and the Indemnified Party shall have the right to assume the sole defense thereof by representatives chosen by it and shall be entitled to control any settlement or compromise of such claim; provided that (i) the Indemnifying Party shall be entitled to participate in the defense of such claim and to employ counsel (not reasonably objected to by the Indemnified Party) at its own expense to assist in the handling of such and (ii) any settlement of such claim remains subject to the prior written consent of the Indemnifying Party with respect to any terms of any settlement (which consent shall not be unreasonably withheld or delayed).

Section 8.5.          Representations and Warranties, etc.  All representations, warranties, covenants, and agreements of each Seller, the Company and the Buyer made in this Agreement shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such party or its representatives, with each party reserving all of its rights hereunder in connection with any breach or alleged breach, subject to the following provisions of this Section 8.5 with respect to the expiration of certain representations and warranties.  The respective representations and warranties of the parties contained herein shall survive the Closing and shall expire and terminate on the Termination Date, except for (a) claims for the breach of any representation or warranty herein made pursuant to Article VIII on or prior to the expiration date of such representation or warranty, which claims shall survive until the liability is finally determined; (b) the representations and warranties contained in Section 3.15 (Environmental Matters) (the “Environmental Rep”), the representations and warranties contained in Section 3.20 (Regulatory Matters) (the “Regulatory Rep”), which shall survive the Closing and shall expire two (2) years following the Closing Date; (c) the representations and warranties contained in Section 3.12 (the “Tax Rep”), which representations and warranties shall survive the Closing and shall expire on the date sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof); and (d) Section 2.1 (Sellers’ Ownership of Stock) and Section 2.2 (Authority of Sellers) (the “Key Reps”), each of which Key Reps shall survive the Closing and shall expire on the date sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof).  Thereafter, no party shall be under any liability whatsoever with respect to any such representation or warranty; provided, however, that claims for fraud may be made at any time notwithstanding the fact that any representation or warranty relating thereto may have already expired pursuant to the terms of this Section 8.5.  The covenants and agreements contained herein to be performed or complied with after the Closing shall survive in accordance with their respective terms or, absent a specific term, indefinitely.

Article IX -

MISCELLANEOUS PROVISIONS

Section 9.1.          Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement of each of the parties hereto.

Section 9.2.         Waiver of Compliance.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such Party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 9.3.          Notices.  All notices, requests, consents and other communications hereunder shall be deemed given:  (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

if to Shawn Kinney:

6 Dairy Farm Lane
Wayland, MA 01778

with a copy to:

Posternak Blankstein & Lund LLP
800 Boylston Street
Boston, MA  02199-8004
Telecopier:  (617) 722-4954
Attention:  Donald H. Siegel, P.C.

if to William A. Crider, Jr.:

3010 Stillmore Highway
Metter, GA 30439

with a copy to:

Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, GA  30308
Telecopier:  (404) 962-6514
Attention:  Richard H. Brody

if to the Buyer to:

Albany Molecular Research, Inc.
21 Corporate Circle
PO Box 15098
Albany, NY 12212
Telecopier:  (212) 835-2020
Attention:  Thomas E. D’Ambra, Ph.D.

with a copy to:

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Telecopier:  (617) 523-1231
Attention:  John M. Mutkoski

Section 9.4.          Binding Nature; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; provided, however, that the Buyer may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Buyer’s rights to seek indemnification hereunder) to (i) any Affiliate of the Buyer or (ii) following Closing, any successor in interest to Buyer (including any assignee of all or part of the stock acquired hereunder); provided that no such assignment shall relieve the Buyer of any obligation hereunder.  Upon any such assignment by the Buyer, the references in this Agreement to the Buyer shall also apply to any such assignee unless the context otherwise requires.  Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns, any rights, claims, benefits, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.5.          Entire Agreement.  This Agreement, along with the Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein; provided, however, that this provision shall in no way limit a party’s rights against any other party in connection with fraud.

Section 9.6.          Expenses.  Except as otherwise expressly provided herein,  each of the Buyer, the Company and each Seller will pay its own costs and expenses in connection with the negotiation of this Agreement, the performance of its and their obligations hereunder, and the consummation of the transactions contemplated herein (the “Transaction Expenses”); provided that all sales taxes, transfer and notarial fees and taxes and the like, if any, arising from the transactions contemplated hereby shall be paid by on a pro-rata basis by the party who/that owes such Taxes.

Section 9.7.          Press Releases and Announcements.  No press release related to this Agreement or the transactions contemplated herein, or other public announcement or announcement to the employees, customers, or suppliers of the Company, will be issued without the joint approval of the Buyer and each of the Sellers, except as otherwise required by law, in each case not to be unreasonably withheld, conditioned or delayed.

Section 9.8.          Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

Section 9.9.          Jurisdiction; Service of Process.  Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts or the United States District Court for the Eastern District of Massachusetts for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Each party hereby (x) consents to service of process in any such action in any manner permitted by Delaware law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.3 hereof, will constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

Section 9.10.        Interpretation.  All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor or against any party, regardless of which party was generally responsible for the preparation of this Agreement.  All references to Schedules and Exhibits refer to the Schedules and Exhibits of this Agreement, unless otherwise expressly provided.  The term “including” means “including without limitation.”

Section 9.11.        Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof.

Section 9.12.        Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.  The parties further agree to replace any such invalid or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

Section 9.13.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Sale Agreement as of the date first written above.

COMPANY:

HYALURON, INC.

By:	/s/ Shawn D. Kinney
Shawn D. Kinney
President

SELLERS:

/s/ Shawn D. Kinney
Shawn D. Kinney

/s/ William A. Crider, Jr.
William A. Crider, Jr.

BUYER:

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Michael P. Williams
Michael P. Williams
Corporate Secretary